EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective __________, (the “Effective Date”) by and between Ross Stores, Inc. (the “Company”), a Delaware corporation, and ______________ (the “Executive”).

RECITALS

     A. The Company wishes to employ the Executive, and the Executive is willing to accept such employment, as _______________________.

     B. It is now the mutual desire of the Company and the Executive to enter into a written employment agreement to govern the terms of the Executive’s employment by the Company as of and following the Effective Date on the terms and conditions set forth below.

TERMS AND CONDITIONS

     In consideration for the promises of the parties set forth below, the Company and the Executive hereby agree as follows:

     1. Term. Subject to the provisions of Section 6 of this Agreement, the term of employment of the Executive by the Company under this Agreement (the “Term of Employment”) shall be as follows:

          (a) Initial Term. The initial Term of Employment of the Executive by the Company under this Agreement shall begin on the Effective Date and end on _____________ (the “Initial Term”), unless extended or terminated earlier in accordance with this Agreement.

          (b) Renewal Term. Upon the timely written request of the Executive to extend the Term of Employment, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company shall consider extending the Executive’s employment with the Company under this Agreement. To be timely, such request must be delivered to the Company’s Chief Executive Officer not earlier than twelve (12) months prior to the end of the then effective Initial Term or Renewal Term and, in any case, while the Executive remains an employee of the Company. Such request must contain no proposed modification to the provisions of this Agreement other than an extension of the Term of Employment as then in effect for an additional two (2) years. Within thirty (30) days following the receipt of such notice, the Chief Executive Officer will discuss such request with the Committee and advise the Executive, in writing, within thirty (30) days following its consideration of the Executive’s written request, of the approval or disapproval of such extension request. The failure to provide such written advice shall constitute a denial of the Executive’s request for extension. If the Executive’s request for an extension is approved, the Term of Employment shall be extended for two (2) additional years commencing on the date immediately following the date of expiration of the Term of Employment in effect at the time of the Executive’s written request. Such additional two-year period is referred to herein as a “Renewal Term.”

     2. Position and Duties. During the Term of Employment, the Executive shall serve as _______________________. As used in this Agreement, the term “Company” includes Ross Stores, Inc. and each and any of its divisions, affiliates or subsidiaries (except that, where the term relates to stock, stockholders, stock options or other stock-based awards or the Board, it means Ross Stores, Inc.). The Executive’s employment may be transferred, assigned, or reassigned to Ross Stores, Inc. or a division, affiliate or subsidiary of Ross Stores, Inc., and such transfer, assignment, or re-assignment will not constitute a termination of employment or “Good Reason” for the Executive’s termination of employment under this Agreement. During the Term of Employment, the Executive may engage in outside activities provided those activities (including but not limited to membership on boards of directors of not-for-profit and for-profit organizations) do not conflict with the Executive’s duties and responsibilities hereunder, and provided further that the Executive gives written notice to the Board of any significant outside business activity in which the Executive plans to become involved, whether or not such activity is pursued for profit.

     3. Principal Place of Employment. The Executive shall be employed at the Company’s offices in _______________, except for required travel on the Company’s business to an extent substantially consistent with present business travel obligations of the Executive’s position.

     4. Compensation and Related Matters.

          (a) Salary. During the Term of Employment, the Company shall pay to the Executive a salary at a rate of not less than _________________ ($ ) per annum. The Executive’s salary shall be payable in substantially equal installments in accordance with the Company’s normal payroll practices applicable to senior executives. Subject to the first sentence of this Section 4(a), the Executive’s salary may be adjusted from time to time by the Committee in accordance with normal business practices of the Company.

          (b) Bonus. During the Term of Employment, the Executive shall be eligible to receive an annual bonus paid under the Company’s existing incentive bonus plan under which the Executive is eligible (which is currently the Incentive Compensation Plan) or any replacement plan that may subsequently be established and in effect during the Term of Employment. The current target annual bonus the Executive is eligible to earn upon achievement of 100% of all applicable performance targets under such incentive bonus plan is ____% of the Executive’s then effective annual salary rate. The Executive’s death, termination for Cause or Voluntary Termination (as described in Sections 6(a), 6(c) and 6(f), respectively) prior to the Company’s payment of the bonus for a fiscal year of the Company will cause the Executive to be ineligible for any annual bonus for that fiscal year or any pro-rata portion of such bonus.

          (c) Expenses. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all reasonable expenses of travel and living while away from home, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

          (d) Benefits. During the Term of Employment, the Executive shall be entitled to participate in all of the Company’s employee benefit plans and arrangements in which senior executives of the Company are eligible to participate. The Company shall not make any changes in such plans or arrangements which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all senior executives of the Company and does not result in a proportionately greater reduction in the rights or benefits of the Executive as compared with any other similarly situated senior executive of the Company. The Executive shall be entitled to participate in, or receive benefits under, any employee benefit plan or arrangement made available by the Company in the future to its senior executives, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Except as otherwise specifically provided herein, nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be in lieu of the salary or bonus otherwise payable under this Agreement.

          (e) Vacations. During the Term of Employment, the Executive shall be entitled to ________ ( ) vacation days in each calendar year, and to compensation in respect of earned but unused vacation days, determined in accordance with the Company’s vacation plan. The Executive shall also be entitled to all paid holidays given by the Company to its senior executives. Unused vacation days shall not be forfeited once they have been earned and, if still unused at the time of the Executive’s termination of employment with the Company, shall be promptly paid to the Executive at their then-current value, based on the Executive’s daily salary rate at the time of the Executive’s termination of employment.

          (f) Services Furnished. The Company shall furnish the Executive with office space and such services as are suitable to the Executive’s position and adequate for the performance of the Executive’s duties during the Term of Employment.

     5. Confidential Information and Intellectual Property.

          (a) Other than in the performance of the Executive’s duties hereunder, the Executive agrees not to use in any manner or disclose, distribute, publish, communicate or in any way cause to be used, disclosed, distributed, published, or communicated in any way or at any time, either while in the Company's employ or at any time thereafter, to any person not employed by the Company, or not engaged to render services to the Company, any Confidential Information (as defined below) obtained while in the employ of the Company.

          (b) Confidential Information includes any written or unwritten information which relates to and/or is used by the Company or its subsidiaries, affiliates or divisions, including, without limitation (i) the names, addresses, buying habits and other special information regarding past, present and potential customers, employees and suppliers of the Company, (ii) customer and supplier contracts and transactions or price lists of the Company and suppliers, (iii) methods of distribution, (iv) all agreements, files, books, logs, charts, records, studies, reports, processes, schedules and statistical information, (v) data, figures, projections, estimates, pricing data, customer lists, buying manuals or procedures, distribution manuals or procedures, other policy and procedure manuals or handbooks, (vi) supplier information, tax records, personnel histories and records, sales information, and property information, (vii) information regarding the present or future phases of business, (viii) ideas, inventions, trademarks, business information, know-how, processes, techniques, improvements, designs, redesigns, creations, discoveries, trade secrets, and developments, (ix) all computer software licensed or developed by the Company or its subsidiaries, affiliates or divisions, computer programs, computer-based and web-based training programs, and systems, and (x) finances and financial information, but Confidential Information will not include information of the Company or its subsidiaries, affiliates or divisions that (1) became or becomes a matter of public knowledge through sources independent of the Executive, (2) has been or is disclosed by the Company or its subsidiaries, affiliates or divisions without restriction on its use, or (3) has been or is required or specifically permitted to be disclosed by law or governmental order or regulation. The Executive also agrees that, if there is any reasonable doubt whether an item is public knowledge, to not regard the item as public knowledge until and unless the Company’s Chief Executive Officer confirms to the Executive that the information is public knowledge.

          (c) The provisions of this Section 5 shall not preclude the Executive from disclosing such information to the Executive's professional tax advisor or legal counsel solely to the extent necessary to the rendering of their professional services to the Executive if such individuals agree to keep such information confidential.

          (d) The Executive agrees that upon leaving the Company’s employ the Executive will remain reasonably available to answer questions from Company officers regarding the Executive’s former duties and responsibilities and the knowledge the Executive obtained in connection therewith.

          (e) The Executive agrees that upon leaving the Company's employ the Executive will not communicate with, or give statements to, any member of the media (including print, television, or radio media) relating to any matter (including pending or threatening lawsuits or administrative investigations) about which the Executive has knowledge or information (other than knowledge or information that is not Confidential Information) as a result of employment with the Company. The Executive further agrees to notify the Chief Executive Officer or his or her designee immediately after being contacted by any member of the media with respect to any matter affected by this section.

          (f) The Executive agrees that all information, inventions, and discoveries, whether or not patented or patentable, made or conceived by the Executive, either alone or with others, at any time while employed by the Company, which arises out of such employment or is pertinent to any field of business or research in which, during such employment, the Company, its subsidiaries, affiliates or divisions is engaged or (if such is known to or ascertainable by the Executive) is considering engaging (“Intellectual Property”) shall (i) be and remain the sole property of the Company and the Executive shall not seek a patent with respect to such Intellectual Property without the prior consent of an authorized representative of the Company and (ii) be disclosed promptly to an authorized representative of the Company along with all information the Executive possesses with regard to possible applications and uses. Further, at the request of the Company, and without expense or additional compensation to the Executive, the Executive agrees to execute such documents and perform such other acts as the Company deems necessary to obtain patents on such Intellectual Property in a jurisdiction or jurisdictions designated by the Company, and to assign to the Company or its designee such Intellectual Property and all patent applications and patents relating thereto.

          (g) The Executive and the Company agree that the Executive intends all original works of authorship within the purview of the copyright laws of the United States authored or created by the Executive in the course of the Executive’s employment with the Company will be works for hire within the meaning of such copyright law.

          (h) Upon termination of the Executive’s employment, or at any time upon request of the Company, the Executive will return to the Company all Confidential Information and Intellectual Property, in any form, including but not limited to letters, memoranda, reports, notes, notebooks, books of account, drawings, prints, specifications, formulae, data printouts, microfilms, magnetic tapes, disks, recordings, documents, and all copies thereof.

     6. Termination. The Executive’s employment may be terminated during the Term of Employment only as follows:

          (a) Death. The Executive’s employment shall terminate upon the Executive’s death.

          (b) Disability. If, as a result of the Executive’s Disability (as defined below), the Executive shall have been absent from the Executive’s duties hereunder on a full-time basis for the entire period of six consecutive months, and, within thirty days after written notice of termination is given by the Company (which may occur before or after the end of such six-month period), the Executive shall not have returned to the performance of the Executive’s duties hereunder on full-time basis, the Executive’s employment shall terminate. For purposes of this Agreement, the term “Disability” shall mean a physical or mental illness, impairment or condition reasonably determined by the Board that prevents the Executive from performing the duties of the Executive’s position under this Agreement.

          (c) For Cause. The Company may terminate the Executive’s employment for Cause. For this purpose, “Cause” means the occurrence of any of the following (i) the Executive’s continuous failure to substantially perform the Executive’s duties hereunder (unless such failure is a result of a Disability as defined in Section 6(b)), (ii) the Executive’s theft, dishonesty, breach of fiduciary duty for personal profit or falsification of any documents of the Company, (iii) the Executive’s material failure to abide by the applicable code(s) of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company, (iv) knowing or intentional misconduct by the Executive as a result of which the Company is required to prepare an accounting restatement, (v) the Executive’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the Executive’s improper use or disclosure of confidential or proprietary information of the Company), (vi) any intentional misconduct or illegal or grossly negligent conduct by the Executive which is materially injurious to the Company monetarily or otherwise, (vii) any material breach by the Executive of the provisions of Section 9 [Certain Employment Obligations] of this Agreement, or (viii) the Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which materially impairs the Executive’s ability to perform his or her duties with the Company. A termination for Cause shall not take effect unless: (1) the Executive is given written notice by the Company of its intention to terminate the Executive for Cause; (2) the notice specifically identifies the particular act or acts or failure or failures to act which are the basis for such termination; (3) where practicable, the notice is given within sixty (60) days of the Company’s learning of such act or acts or failure or failures to act; and (4) only in the case of clause (i), (iii), (v), (vi) or (vii) of the second sentence of this Section 6(c), the Executive fails to substantially cure such breach, to the extent such cure is possible, within sixty (60) days after the date that such written notice is given to the Executive.

          (d) Without Cause. The Company may terminate the Executive’s employment at any time Without Cause. A termination “Without Cause” is a termination by the Company of the Executive’s employment with the Company for any reasons other than the death or Disability of the Executive or the termination by the Company of the Executive for Cause as described in Section 6(c).

          (e) Termination by the Executive for Good Reason. The Executive may terminate the Executive’s employment with the Company for “Good Reason,” which shall be deemed to occur if the Executive terminates the Executive’s employment with the Company within sixty (60) days after written notice to the Company by the Executive of the occurrence of one or more of the following conditions, which condition(s) have not been cured within thirty (30) business days after the Company’s receipt of such written notice: (1) a failure by the Company to comply with any material provision of this Agreement (including but not limited to the reduction of the Executive’s salary or the target annual bonus opportunity set forth in Section 4(b), (2) a significant diminishment in the nature or scope of the authority, power, function or duty attached to the position which the Executive currently maintains without the express written consent of the Executive, or (3) the relocation of the Executive’s Principal Place of Employment as described in Section 3 to a location that increases the regular one-way commute distance between the Executive’s residence and Principal Place of Employment by more than 25 miles without the Executive’s prior written consent. In order to constitute a termination of employment for Good Reason, such termination must occur within two (2) years following the initial existence of any of the conditions set forth in this Section 6(e), the Executive must provide written notice to the Company of the existence of the condition giving rise to the Good Reason termination within sixty (60) days of the initial existence of the condition, and the Company shall have thirty (30) days during which it may remedy the condition and in the event such condition is timely remedied, the termination shall not constitute a termination for Good Reason.

          (f) Voluntary Termination. The Executive may voluntarily resign from the Executive’s employment with the Company at any time (a “Voluntary Termination”). A voluntary resignation from employment by the Executive for Good Reason pursuant to Section 6(e) shall not be deemed a Voluntary Termination.

          (g) Non-Renewal Termination. If the Executive fails to request an extension of the Term of Employment in accordance with Section 1(b) or if the Committee fails to approve such request, this Agreement shall automatically expire at the end of the then current Term of Employment (a “Non-Renewal Termination”).

     7. Notice and Effective Date of Termination

          (a) Notice. Any termination of the Executive’s employment by the Company or by the Executive during the Term of Employment (other than as a result of the death of the Executive or a Non-Renewal Termination described in Section 6(g)) shall be communicated by written notice of termination to the other party hereto. Such notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under that provision.

          (b) Date of Termination. The date of termination of the Executive’s employment shall be:

               (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death;

               (ii) if the Executive’s employment is terminated due to Disability pursuant to Section 6(b), the date of termination shall be the last to occur of the 31st day following delivery of the notice of termination to the Executive by the Company or the end of the consecutive six-month period referred to in Section 6(b).

               (iii) if the Executive’s employment is terminated for any other reason by either party, the date on which a notice of termination is delivered to the other party; and

               (iv) if the Agreement expires pursuant to a Non-Renewal Termination described in Section 6(g), the parties’ employment relationship shall terminate on the last day of the then current Term of Employment without any notice.

     8. Compensation and Benefits Upon Termination.

          (a) Termination Due To Disability, Without Cause or For Good Reason. If the Executive’s employment terminates pursuant to Section 6(b) [Disability], Section 6(d) [Without Cause], or Section 6(e) [Termination by Executive for Good Reason], then, subject to Section 22 [Compliance with Section 409A], in addition to all salary, annual bonuses, expense reimbursements, benefits and accrued vacation days earned by the Executive pursuant to Section 4 through the date of the Executive’s termination of employment, the Executive shall be entitled to the following, provided that within sixty (60) days following the Executive’s termination of employment the Executive executes a general release of claims against the Company and its subsidiaries, affiliates, stockholders, directors, officers, employees, agents, successors and assigns in the current form approved by the Company and attached as Exhibit A (subject to any amendments required by law or regulation)(the “Release”) and the period for revocation, if any, of such Release has expired without the Release having been revoked:

               (i) Salary. The Company shall continue to pay to the Executive the Executive’s salary, at the rate in effect immediately prior to such termination of employment, through the remainder of the Term of Employment then in effect.

               (ii) Bonus. The Company shall continue to pay to the Executive an annual bonus through the remainder of the Term of Employment then in effect; provided, however, that the amount of the annual bonus determined in accordance with this Section 8(a)(ii) for the fiscal year of the Company in which such Term of Employment ends shall be prorated on the basis of the number of days of such Term of Employment occurring within such fiscal year. The amount of each annual bonus payable pursuant to this Section 8(a)(ii), prior to any proration, shall be equal to the annual bonus that the Executive would have earned had no such termination under Section 8(a)(i) occurred, contingent on the relevant annual bonus plan performance goals for the respective year having been obtained. However, in no case shall any such post-termination annual bonus exceed 100% of the Executive's target bonus for the fiscal year of the Company in which the Executive's termination of employment occurs. Such bonuses shall not be paid until due under the applicable Company bonus plan.

               (iii) Stock Options. Stock options granted to the Executive by the Company and which remain outstanding immediately prior to the date of termination of the Executive’s employment, as provided in Section 7(b), shall immediately become vested in full upon such termination of employment.

               (iv) Restricted Stock. Shares of restricted stock granted to the Executive by the Company which have not become vested as of the date of termination of the Executive’s employment, as provided in Section 7(b), shall immediately become vested on a pro rata basis. The number of such additional shares of restricted stock that shall become vested as of the date of the Executive’s termination of employment shall be that number of additional shares that would have become vested through the date of such termination of employment at the rate(s) determined under the vesting schedule applicable to such shares had such vesting schedule provided for the accrual of vesting on a daily basis (based on a 365 day year). The pro rata amount of shares vesting through the date of termination/non-renewal shall be calculated by multiplying the number of unvested shares scheduled to vest in each respective vesting year by the ratio of the number of days from the date of grant through the date of termination/non-renewal, and the number of days from the date of grant through the original vesting date of the respective vesting tranche. Any shares of restricted stock remaining unvested after such pro rata acceleration of vesting shall automatically be reacquired by the Company in accordance with the provisions of the applicable restricted stock agreement, and the Executive shall have no further rights in such unvested portion of the restricted stock. In addition, the Company shall waive any reacquisition or repayment rights for dividends paid on restricted stock prior to Executive’s termination of employment.

               (v) Other Equity Awards. Except as set forth in Sections 8(a)(iii) and 8(a)(iv), performance share awards and all other equity awards granted to the Executive by the Company which remain outstanding immediately prior to the date of termination of the Executive’s employment, as provided in Section 7(b), shall vest and be settled in accordance with their terms.

     The Company shall have no further obligations to the Executive as a result of termination of employment described in this Section 8(a) except as set forth in Section 12.

          (b) Death, Termination for Cause or Voluntary Termination. If the Executive’s employment terminates pursuant to Section 6(a) [Death], Section 6(c) [For Cause] or Section 6(f) [Voluntary Termination], the Executive (or the Executive’s designee or the Executive’s estate) shall be entitled to receive only the salary, annual bonuses, expense reimbursements, benefits and accrued vacation days earned by the Executive pursuant to Section 4 through the date of the Executive’s termination of employment. The Executive shall not be entitled to any bonus not paid prior to the date of the Executive’s termination of employment, and the Executive shall not be entitled to any prorated bonus payment for the year in which the Executive’s employment terminates. Any stock options granted to the Executive by the Company shall continue to vest only through the date on which the Executive’s employment terminates, and unless otherwise provided by their terms, any restricted stock, performance share awards or other equity awards that were granted to the Executive by the Company that remain unvested as of the date on which the Executive’s employment terminates shall automatically be forfeited and the Executive shall have no further rights with respect to such awards. The Company shall have no further obligations to the Executive as a result of termination of employment described in this Section 8(b) except as set forth in Section 12. In addition, provided the Executive terminates pursuant to Death, the Company shall waive any reacquisition or repayment rights for dividends paid on restricted stock prior to Executive’s termination of employment.

          (c) Non-Renewal Termination. If the Agreement expires as set forth in Section 6(g) [Non-Renewal Termination], then, subject to Section 22 [Compliance with Section 409A], in addition to all salary, annual bonuses, expense reimbursements, benefits and accrued vacation days earned by the Executive pursuant to Section 4 through the date of the Executive’s termination of employment, the Executive shall be entitled to the following, provided that within sixty (60) days following the Executive’s termination of employment the Executive executes the Release and the period for revocation, if any, of such Release has expired without the Release having been revoked:

               (i) Bonus. The Company shall pay the Executive an annual bonus for the fiscal year of the Company in which the date of the Executive’s termination of employment occurs, which shall be prorated for the portion of such fiscal year that the Executive is employed by the Company. The amount of such annual bonus, prior to proration, shall be equal to the annual bonus that the Executive would have earned under the Company’s bonus plan for the fiscal year of the Company in which the Executive’s termination of employment occurs had the Executive remained in its employment, contingent on the relevant annual bonus plan performance goals for the year in which Executive terminates having been obtained. However, in no case shall any such post-termination annual bonus exceed 100% of the Executive's target bonus for the fiscal year of the Company in which the Executive's termination of employment occurs. Such bonus shall not be paid until due under the applicable Company bonus plan.

               (ii) Stock Options. Stock options granted to the Executive by the Company and which remain outstanding immediately prior to the date of termination of the Executive’s employment, as provided in Section 7(b), shall be vested and exercisable in accordance with their terms.

               (iii) Restricted Stock. Shares of restricted stock granted to the Executive by the Company which have not become vested as of the date of termination of the Executive’s employment, as provided in Section 7(b), shall immediately become vested on a pro rata basis. The number of such additional shares of restricted stock that shall become vested as of the date of the Executive’s termination of employment shall be that number of additional shares that would have become vested through the date of such termination of employment at the rate(s) determined under the vesting schedule applicable to such shares had such vesting schedule provided for the accrual of vesting on a daily basis (based on a 365 day year). The pro rata amount of shares vesting through the date of termination/non-renewal shall be calculated by multiplying the number of unvested shares scheduled to vest in each respective vesting year by the ratio of the number of days from the date of grant through the date of termination/non-renewal, and the number of days from the date of grant through the original vesting date of the respective vesting tranche. Any shares of restricted stock remaining unvested after such pro rata acceleration of vesting shall automatically be reacquired by the Company in accordance with the provisions of the applicable restricted stock agreement, and the Executive shall have no further rights in such unvested portion of the restricted stock. In addition, the Company shall waive any reacquisition or repayment rights for dividends paid on restricted stock prior to Executive’s termination of employment.

               (iv) Other Equity Awards. Except as set forth in Sections 8(c)(ii) and 8(c)(iii), performance share awards and all other equity awards granted to the Executive by the Company which remain outstanding immediately prior to the date of termination of the Executive’s employment, as provided in Section 7(b), shall vest and be settled in accordance with their terms.

     The Company shall have no further obligations to the Executive as a result of termination of employment described in this Section 8(c) except as set forth in Section 12.

          (d) Special Change in Control Provisions.

               (i) Change in Control Benefits.

                    (1) Without Regard to Termination of Employment. In the event of a Change in Control (as defined below), all shares of restricted stock granted to the Executive by the Company shall become vested in full immediately prior to the consummation of such Change in Control, and, subject to Section 22 [Compliance with Section 409A], the Executive shall be entitled to receive an additional salary equal to _______________________ ($ ) per month for a period of two (2) years following the Change in Control provided the Executive does not Terminate employment as defined in Sections 6(a) – 6(g). Except as set forth in this Section 8(d)(i)(1) or Section 8(d)(i)(2) below, the treatment of stock options, performance share awards and all other equity awards granted to the Executive by the Company which remain outstanding immediately prior to the date of such Change in Control shall be determined in accordance with their terms.

                    (2) Upon Certain Termination of Employment. In addition to the payments and benefits provided by Section 8(d)(i)(1) above, if the Executive’s employment is terminated either by the Company Without Cause (as defined in Section 6(d)) or by the Executive for Good Reason (as defined in Section 6(e)), in either case within a period commencing one (1) month prior to and ending twelve (12) months following a Change in Control, then, subject to Section 22 [Compliance with Section 409A], the Executive shall be entitled to the following (in addition to any other payments or benefits provided under this Agreement), provided that within sixty (60) days following the Executive’s termination of employment the Executive executes the Release and the period for revocation, if any, of such Release has expired without the Release having been revoked:

                         a. Salary. The Executive shall be entitled to a cash payment equal to 2.99 times the Executive’s then-current annual base salary. Such payment shall be payable in full to Executive within 30 days following such termination of employment. The payment under this Section 8(d)(i)(2)(a) shall take the place of any payment under Section 8(a)(i) and the Executive shall not be entitled to receive a payment under Section 8(a)(i) if the Executive is entitled to a payment under this Section 8(d)(i)(2)(a).

                         b. Bonus. The Executive shall be entitled to a cash payment equal to 2.99 times the Executive’s target annual bonus for the Company’s fiscal year then in effect on the date termination of employment occurs. Such payment shall be payable in full to Executive within 30 days following such termination of employment. The payment under this Section 8(d)(i)(2)(b) shall take the place of any payment under Section 8(a)(ii) and the Executive shall not be entitled to receive a payment under Section 8(a)(ii) if the Executive is entitled to a payment under this Section 8(d)(i)(2)(b).

                         c. Health Care Coverage. The Executive shall be entitled to the continuation of the Executive’s health care coverage under the Company’s employee benefit plans (including medical, dental, vision and mental coverage) which the Executive had at the time of the termination of employment (including coverage for the Executive’s dependents to the extent such dependents were covered immediately prior to such termination of employment) at the Company’s expense for the greater of (i) the remainder of the Term of Employment then in effect or (ii) a period of two (2) years commencing on the date of the Executive’s termination of employment. Such health care continuation rights will be in addition to any rights the Executive may have under ERISA Sections 600 and thereafter and Section 4980B of the Internal Revenue Code (“COBRA coverage”).

                         d. Estate Planning. The Executive shall be entitled to reimbursement of the Executive’s estate planning expenses (including attorneys’ fees) on the same basis, if any, as to which the Executive was entitled to such reimbursements immediately prior to such termination of employment for the greater of (i) the remainder of the Term of Employment then in effect or (ii) a period of two (2) years commencing on the date of termination of employment.

               (ii) Change in Control Defined. A “Change in Control” shall be deemed to have occurred if: (1) any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) shall acquire during the twelve-month period ending on the date of the most recent acquisition by such person or group, in one or a series of transactions, whether through sale of stock or merger, ownership of stock of the Company that constitutes 35% or more of the total voting power of the stock of the Company or any successor to the Company; (2) a merger in which the Company is a party pursuant to which any person or such group acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, or (3) the sale, exchange, or transfer of all or substantially all of the Company’s assets (other than a sale, exchange, or transfer to one or more corporations where the stockholders of the Company before and after such sale, exchange, or transfer, directly or indirectly, are the beneficial owners of at least a majority of the voting stock of the corporation(s) to which the assets were transferred).

               (iii) Excise Tax Gross-Up. If the Executive becomes entitled to one or more payments (with a “payment” for this purpose including the accelerated vesting of restricted stock, stock options or other equity awards, or other non-cash benefits or property), whether pursuant to the terms of this Agreement or any other plan or agreement with the Company or any affiliated company (collectively, “Change in Control Payments”), which are or become subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to the Executive at the time specified below such amount (the “Gross-up Payment”) as may be necessary to place the Executive in the same after-tax position as if no portion of the Change in Control Payments and any amounts paid to the Executive pursuant to Section 8 had been subject to the Excise Tax. The Gross-up Payment shall include, without limitation, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax. For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed: (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the year in which the Gross-up Payment is to be made; and (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company at the time that the amount such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to the Executive or otherwise realized as a benefit by the Executive) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been used in initially calculating the Gross-up payment, plus interest on the amount of such repayment at the rate provided in Section 1274 (b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made, the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

               (iv) The Gross-up Payment provided for above shall be paid, subject to Section 22 [Compliance with Section 409A], on the 30th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Change in Control Payments (or any portion thereof) are subject to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined by counsel or auditors selected by the Company and reasonably acceptable to the Executive, of the minimum amount of such payments. The Company shall pay to the Executive the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, the Executive shall repay such amount on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). The Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company’s control over any such proceedings shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. The Executive shall cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-up Payment hereunder.

          (e) Timing of Payments. Any cash payments to which the Executive is entitled under Sections 8(a), (c) and (d) shall be payable in accordance with the Company’s payroll schedule and shall commence as soon as practicable upon the period for revocation of the Release having expired (and in any event on or prior to December 31 of the year in which Executive has a Separation from Service); provided, however, that in the event that Executive becomes entitled to such payments in connection with a Separation from Service that occurs on or after November 1 of any calendar year, such payments shall commence on the later of (i) the period for revocation of the Release having expired or (ii) January 1 of the calendar year that immediately follows the year in which the Executive has a Separation from Service.

     9. Certain Employment Obligations.

          (a) Employee Acknowledgement. The Company and the Executive acknowledge that (i) the Company has a special interest in and derives significant benefit from the unique skills and experience of the Executive; (ii) as a result of the Executive’s service with the Company, the Executive will use and have access to some of the Company’s proprietary and valuable Confidential Information during the course of the Executive’s employment; (iii) the Confidential Information has been developed and created by the Company at substantial expense and constitutes valuable proprietary assets of the Company, and the Company will suffer substantial damage and irreparable harm which will be difficult to compute if, during the term of the Executive’s employment or thereafter, the Executive should disclose or improperly use such Confidential Information in violation of the provisions of this Agreement; (iv) the Company will suffer substantial damage and irreparable harm which will be difficult to compute if the Executive competes with the company in violation of this Agreement; (v) the Company will suffer substantial damage which will be difficult to compute if, the Executive solicits or interferes with the Company’s employees, clients, or customers; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company; and (vii) the provisions of this Agreement will not preclude the Executive from obtaining other gainful employment or service.

          (b) Non-Compete.

               (i) During the Term of Employment and for a period of twenty-four (24) months following the Executive's termination of employment with the Company, the Executive shall not, directly or indirectly, own, manage, control, be employed by, consult with, participate in, or be connected in any manner with the ownership, management, operation, control of, or otherwise become involved with, any Competing Business, nor shall the Executive undertake any planning to engage in any such activity.

     For purposes of this Agreement, a Competing Business shall mean any of the following: (1) any business that is listed as a peer retailer in the Compensation Discussion and Analysis section of the Company’s most current Proxy Statement filed with the U.S. Securities and Exchange Commission as of the date of Executive’s termination of employment with the Company, (2) any off-price retailer or retailer of discount merchandise, including without limitation, Burlington Coat Factory Warehouse Corporation, Macy’s, Inc., TJX Companies Inc., Retail Ventures Inc., Kohl’s Corporation, Stein Mart, Inc., and (3) any affiliates, subsidiaries or successors of businesses identified above.

               (ii) The foregoing restrictions in Section 9(b)(i) shall have no force or effect in the event that: (i) the Executive’s employment with the Company is terminated either by the Company pursuant to Section 6(d)[Without Cause] or by the Executive pursuant to Section 6(e) [Termination by the Executive for Good Reason]; or (ii) the Company fails to approve or grant an extension of this Agreement in accordance with Section 1 hereof.

               (iii) Section 9(b)(i) shall not prohibit the Executive from making any investment of 1% or less of the equity securities of any publicly-traded corporation which is considered to be a Competing Business.

          (c) Non-Solicitation of Employees. During the Term of Employment and for a period of 24 months following the Executive’s termination of that employment with the Company, the Executive shall not, without the written permission of the Company or an affected affiliate, directly or indirectly (i) solicit, employ or retain, or have or cause any other person or entity to solicit, employ or retain, any person who is employed by the Company or was employed by the Company during the 6-month period prior to such solicitation, employment, or retainer, (ii) encourage any such person not to devote his or her full business time to the Company, or (iii) agree to hire or employ any such person.

          (d) Non-Solicitation of Third Parties. During the Term of Employment and for a period of 24 months following the Executive’s termination of employment with the Company, the Executive shall not directly or indirectly solicit or otherwise influence any entity with a business arrangement with the Company, including, without limitation, suppliers, sales representatives, lenders, lessors, and lessees, to discontinue, reduce, or otherwise materially or adversely affect such relationship.

          (e) Non-Disparagement. The Executive acknowledges and agrees that the Executive will not defame or criticize the services, business, integrity, veracity, or personal or professional reputation of the Company or any of its directors, officers, employees, affiliates, or agents of any of the foregoing in either a professional or personal manner either during the term of the Executive’s employment or thereafter.

     10. Company Remedies for Executive’s Breach of Certain Obligations.

          (a) The Executive acknowledges and agrees that in the event that the Executive breaches or threatens to breach Sections 5 or 9 of this Agreement, all compensation and benefits otherwise payable pursuant to this Agreement and the vesting and/or exercisability of all stock options, restricted stock, performance shares and other forms of equity compensation previously awarded to the Executive, notwithstanding the provisions of any agreement evidencing any such award to the contrary, shall immediately cease.

          (b) The Company shall give prompt notice to the Executive of its discovery of a breach by the Executive of Section 9 of this Agreement. If it is determined by a vote of not less than two-thirds of the members of the Board that the Executive has breached Section 9 of this Agreement and has not cured such breach within ten (10) business days of such notice, then:

               (i) the Executive shall forfeit to the Company (A) all stock options, stock appreciation rights, performance shares and other equity compensation awards (other than shares of restricted stock, restricted stock units or similar awards) granted to the Executive by the Company which remain outstanding and unexercised or unpaid as of the date of such determination by the Board (the “Breach Determination Date”) and (B) all shares of restricted stock, restricted stock units and similar awards granted to the Executive by the Company which continue to be held by the Executive as of the Breach Determination Date to the extent that such awards vested during the Forfeiture Period (as defined below); and

               (ii) the Executive shall pay to the Company all gains realized by the Executive upon (A) the exercise by or payment in settlement to the Executive on and after the commencement of the Forfeiture Period of stock options, stock appreciation rights, performance shares and other equity compensation awards (other than shares of restricted stock, restricted stock units or similar awards) granted to the Executive by the Company and (B) the sale on and after the commencement of the Forfeiture Period of shares or other property received by the Executive pursuant to awards of restricted stock, restricted stock units or similar awards granted to the Executive by the Company and which vested during the Forfeiture Period.

          (c) For purposes of this Section, the gain realized by the Executive upon the exercise or payment in settlement of stock options, stock appreciation rights, performance shares and other equity compensation awards shall be equal to (A) the closing sale price on the date of exercise or settlement (as reported on the stock exchange or market system constituting the principal market for the shares subject to the applicable award) of the number of vested shares issued to the Executive upon such exercise or settlement, reduced by the purchase price, if any, paid by the Executive to acquire such shares, or (B) if any such award was settled by payment in cash to the Executive, the gain realized by the Executive shall be equal to the amount of cash paid to the Executive. Further, for purposes of this Section, the gain realized by the Executive upon the sale of shares or other property received by the Executive pursuant to awards of restricted stock, restricted stock units or similar awards shall be equal to the gross proceeds of such sale realized by the Executive. Gains determined for purposes of this Section shall be determined without regard to any subsequent increase or decrease in the market price of the Company’s stock or taxes paid by or withheld from the Executive with respect to such transactions.

          (d) For the purposes of this Section, the “Forfeiture Period” shall be the period ending on the Breach Determination Date and beginning on the earlier of (A) the date six months prior to the Breach Determination Date or (B) the business day immediately preceding the date of the Executive’s termination of employment with the Company.

          (e) The Company shall have the right (but not the obligation) to deduct from any amounts payable from time to time to the Executive by the Company pursuant to this Agreement or otherwise (including wages or other compensation, vacation pay or other benefits, and any other amounts owed to the Executive by the Company) any and all amounts the Executive is required to pay to the Company pursuant to this Section. The Executive agrees to pay to the Company immediately upon the Breach Determination Date the amount payable by the Executive to the Company pursuant to this Section which the Company has not recovered by means of such deductions.

          (f) The Executive acknowledges that money will not adequately compensate the Company for the substantial damages that will arise upon the breach or threatened breach of Sections 5 or 9 of this Agreement and that the Company will not have any adequate remedy at law. For this reason, such breach or threatened breach will not be subject to the arbitration clause in Section 19; rather, the Company will be entitled, in addition to other rights and remedies, to specific performance, injunctive relief, and other equitable relief to prevent or restrain such breach or threatened breach. The Company may obtain such relief from (1) any court of competent jurisdiction, (2) an arbitrator pursuant to Section 19 hereof, or (3) a combination of the two (e.g., by simultaneously seeking arbitration under Section 19 and a temporary injunction from a court pending the outcome of the arbitration). It shall be the Company’s sole and exclusive right to elect which approach to use to vindicate its rights. The Executive further agrees that in the event of a breach or threatened breach, the Company shall be entitled to obtain an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach, without posting a bond or having to prove irreparable harm or damages, and to obtain all costs and expenses, including reasonable attorneys’ fees and costs. In addition, the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants in this Agreement.

     11. Exercise of Stock Options Following Termination. If the Executive's employment terminates, Executive (or the Executive's estate) may exercise the Executive's right to purchase any vested stock under the stock options granted to Executive by the Company as provided in the applicable stock option agreement or Company plan. All such purchases must be made by the Executive in accordance with the applicable stock option plans and agreements between the parties.

     12. Successors; Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder, all such amounts shall be paid in accordance with the terms of this Agreement and applicable law to the Executive’s beneficiary pursuant to a written designation of beneficiary, or, if there is no effective written designation of beneficiary by the Executive, to the Executive’s estate.

     13. Insurance and Indemnity. The Company shall, to the extent permitted by law, include the Executive during the Term of Employment under any directors and officers liability insurance policy maintained for its directors and officers, with coverage at least as favorable to the Executive in amount and each other material respect as the coverage of other officers covered thereby. The Company’s obligation to provide insurance and indemnify the Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of the Executive occurring during the Executive’s employment with the Company. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Executive’s heirs and personal representatives.

     14. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to the Company:	Ross Stores, Inc.
4440 Rosewood Drive
Pleasanton, CA 94588
Attention: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     15. Complete Agreement; Modification, Waiver; Entire Agreement. This Agreement, along with any stock option, restricted stock, performance share or other equity compensation award agreements between the parties, and term sheet referencing such specific awards, represents the complete agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, promises or representations of the parties, except those relating to repayment of signing and related bonuses, or relocation expense reimbursements. To the extent that the bonus payment provisions (i.e., post-termination bonus payments) provided in this Agreement differ from the provisions of the Company’s incentive bonus plans (currently the Incentive Compensation Plan) or any replacement plans, such bonus payments shall be paid pursuant to the provisions of this Agreement except to the extent expressly prohibited by law. Except as provided by Section 22 [Compliance with Section 409A], no provision of this Agreement may be amended or modified except in a document signed by the Executive and the chairman of the Committee or such other person as may be designated by the Board. No waiver by the Executive or the Company of any breach of, or lack of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or the same condition or provision at another time. To the extent that this Agreement is in any way deemed to be inconsistent with any prior or contemporaneous stock option, restricted stock, performance share or other equity compensation award agreements between the parties, or term sheet referencing such specific awards, the terms of this Agreement shall control. No agreements or representations, oral or otherwise, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

     16. Governing Law - Severability. The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the state in which the Executive’s principle place of employment described in Section 3 is located without reference to that state’s choice of law rules. If any provision of this Agreement shall be held or deemed to be invalid, illegal, or unenforceable in any jurisdiction, for any reason, the invalidity of that provision shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or of rendering any other provisions herein unenforceable, but the invalid provision shall be substituted with a valid provision which most closely approximates the intent and the economic effect of the invalid provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

     17. Mitigation Not Required. In the event the Executive’s employment with the Company terminates for any reason, the Executive shall not be obligated to seek other employment following such termination. However, any amounts due the Executive under Sections 8(a)(i); 8(a)(ii); 8(d)(i)(2)(a),(b),(c) or (d); and/or any additional salary provided under Section 8(d)(i)(1) of this Agreement shall be offset by any cash remuneration, health care coverage and/or estate planning reimbursements attributable to any subsequent employment that the Executive may obtain during the period of payment of compensation under this Agreement following the termination of the Executive’s employment with the Company.

     18. Withholding. All payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts as the Company may reasonably determine it should withhold pursuant to any applicable law. To the extent permitted, the Executive may provide all or any part of any necessary withholding by contributing Company stock with value, determined on the date such withholding is due, equal to the number of shares contributed multiplied by the closing price per share as reported on the securities exchange constituting the primary market for the Company’s stock on the date preceding the date the withholding is determined.

     19. Arbitration. In the event of any dispute or claim relating to or arising out of the parties’ employment relationship or this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination, or age, race, sex, disability or other discrimination), all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in the city in which the Executive’s principal place of employment is located by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected in accordance with the Employment Arbitration Rules of the American Arbitration Association, provided, however, that this arbitration provision shall not apply, unless the Company elects otherwise, to any disputes or claims relating to or arising out of the Executive’s breach of Sections 5 or 9 of this Agreement. If either the Company or the Executive shall request, arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by the Executive, and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules. The Company shall pay all costs of any arbitration; provided, however, that each party shall pay its own attorney and advisor fees.

     If there is termination of the Executive’s employment with the Company followed by a dispute as to whether the Executive is entitled to the benefits provided under this Agreement, then, during the period of that dispute the Company shall pay the Executive fifty percent (50%) of the amount specified in Section 8 hereof (except that the Company shall pay one hundred percent (100%) of any insurance premiums provided for in Section 8), if, and only if, the Executive agrees in writing that if the dispute is resolved against the Executive, the Executive shall promptly refund to the Company all such payments received by, or made by the Company on behalf of, the Executive. If the dispute is resolved in the Executive’s favor, promptly after resolution of the dispute the Company shall pay the Executive the sum that was withheld during the period of the dispute plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly.

     20. Attorney’s Fees. Each party shall bear its own attorney’s fees and costs incurred in any action or dispute arising out of this Agreement.

     21. Miscellaneous. No right or interest to, or in, any payments shall be assignable by the Executive; provided, however, that the Executive shall not be precluded from designating in writing one or more beneficiaries to receive any amount that may be payable after the Executive’s death and the legal representative of the Executive’s estate shall not be precluded from assigning any right hereunder to the person or persons entitled thereto. This Agreement shall be binding upon and shall inure to the benefit of the Executive, the Executive’s heirs and legal representatives and, the Company and its successors.

     22. Compliance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by this Agreement that constitute nonqualified deferred compensation subject to and not exempted from the requirements of Code Section 409A (“Section 409A Deferred Compensation”) shall be subject to, limited by and construed in accordance with the requirements of Code Section 409A and all regulations and other guidance promulgated by the Secretary of the Treasury pursuant to such Section (such Section, regulations and other guidance being referred to herein as “Section 409A”), including the following:

          (a) Separation from Service. Payments and benefits constituting Section 409A Deferred Compensation otherwise payable or provided pursuant to Section 8 upon the Executive’s termination of employment shall be paid or provided only at the time of a termination of the Executive’s employment which constitutes a Separation from Service. For the purposes of this Agreement, a “Separation from Service” is a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h).

          (b) Six-Month Delay Applicable to Specified Employees. If, at the time of a Separation from Service of the Executive, the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B(i) (a “Specified Employee”), then any payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to Section 8 upon the Separation from Service of the Executive shall be paid or provided commencing on the later of (i) the date that is six (6) months after the date of such Separation from Service or, if earlier, the date of death of the Executive (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with Section 8. All such amounts that would, but for this Section 22(b), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

          (c) Health Care and Estate Planning Benefits. In the event that all or any of the health care or estate planning benefits to be provided pursuant to Sections 8(d)(i)(2)(c) or 8(d)(i)(2)(d) as a result of a Participant’s Separation from Service constitute Section 409A Deferred Compensation, the Company shall provide for such benefits constituting Section 409A Deferred Compensation in a manner that complies with Section 409A. To the extent necessary to comply with Section 409A, the Company shall determine the health care premium cost necessary to provide such benefits constituting Section 409A Deferred Compensation for the applicable coverage period and shall pay such premium cost which becomes due and payable during the applicable coverage period on the applicable due date for such premiums; provided, however, that if the Executive is a Specified Employee, the Company shall not pay any such premium cost until the Delayed Payment Date. If the Company’s payment pursuant to the previous sentence is subject to a Delayed Payment Date, the Executive shall pay the premium cost otherwise payable by the Company prior to the Delayed Payment Date, and on the Delayed Payment Date the Company shall reimburse the Executive for such Company premium cost paid by the Executive and shall pay the balance of the Company’s premium cost necessary to provide such benefit coverage for the remainder of the applicable coverage period as and when it becomes due and payable over the applicable period.

          (d) Stock-Based Awards. The vesting of any stock-based compensation awards which constitute Section 409A Deferred Compensation and are held by the Executive, if the Executive is a Specified Employee, shall be accelerated in accordance with this Agreement to the extent applicable; provided, however, that the payment in settlement of any such awards shall occur on the Delayed Payment Date. Any stock-based compensation which vests and becomes payable upon a Change in Control in accordance with Section 8(d)(i)(1) shall not be subject to this Section 22(d).

          (e) Installments. Executive’s right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A.

          (f) Reimbursements. To the extent that any reimbursements payable to Executive pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the cost was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

          (g) Rights of the Company; Release of Liability. It is the mutual intention of the Executive and the Company that the provision of all payments and benefits pursuant to this Agreement be made in compliance with the requirements of Section 409A. To the extent that the provision of any such payment or benefit pursuant to the terms and conditions of this Agreement would fail to comply with the applicable requirements of Section 409A, the Company may, in its sole and absolute discretion and without the consent of the Executive, make such modifications to the timing or manner of providing such payment and/or benefit to the extent it determines necessary or advisable to comply with the requirements of Section 409A; provided, however, that the Company shall not be obligated to make any such modifications. Any such modifications made by the Company shall, to the maximum extent permitted in compliance with the requirements of Section 409A, preserve the aggregate monetary face value of such payments and/or benefits provided by this Agreement in the absence of such modification; provided, however, that the Company shall in no event be obligated to pay any interest or other compensation in respect of any delay in the provision of such payments or benefits in order to comply with the requirements of Section 409A. The Executive acknowledges that (i) the provisions of this Section 22 may result in a delay in the time at which payments would otherwise be made pursuant to this Agreement and (ii) the Company is authorized to amend the this Agreement, to void or amend any election made by the Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with Section 409A (including any transition or grandfather rules thereunder) without prior notice to or consent of the Executive. The Executive hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Executive as a result of the application of Code Section 409A.

     23. Future Equity Compensation. The Executive understands and acknowledges that all awards, if any, of stock options, restricted stock, performance shares and other forms of equity compensation by the Company are made at the sole discretion of the Board of Directors of the Company or a committee thereof. The Executive further understands and acknowledges, however, that unless the Executive has executed this Agreement and each successive amendment extending the Initial Term or any subsequent Renewal Term of the Agreement as may be agreed to by the Company and the Executive, it is the intention of the Board of Directors and the Executive that, notwithstanding any continued employment with the Company, (a) the Company shall have no obligation to grant any award of stock options, restricted stock, performance shares or any other form of equity compensation which might otherwise have been granted to the Executive on or after the intended commencement of the Initial Term or such successive Renewal Term for which the Executive has failed to sign the Agreement or the applicable Term of Employment extension amendment and (b) any such award which is nevertheless granted to the Executive after the intended commencement of the Initial Term or Renewal Term for which the Executive has failed to sign such Agreement or applicable extension amendment shall not vest unless and until the Executive has executed the Agreement or applicable extension amendment, notwithstanding the provisions of any agreement evidencing such award to the contrary.

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement effective as of the date and year first above written.

ROSS STORES, INC.	EXECUTIVE

By: Michael Balmuth
Vice Chairman and Chief
Executive Officer